                                                                   Exhibit 10.06

                           SECOND AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

               SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of November 14, 2002 (the "Restatement Date"), between Monro Muffler Brake, Inc. (the "Company") and Robert G. Gross (the "Executive").

               WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of November 18, 1998, which was amended and restated by agreement dated as of February 16, 1999 and further amended as of June 5, 2002 (the "Employment Agreement");

               WHEREAS, the Company and the Executive wish for the Executive to continue to serve in the employ of the Company upon the terms and conditions hereinafter provided; and

               WHEREAS, the Company and the Executive have agreed to amend and restate the Employment Agreement by this Second Amended and Restated Employment Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

               1.  Employment and Duties.

                     1.1 Employment by the Company. The Company hereby agrees to employ the Executive for the Term (as herein defined), to render exclusive and full-time services in the capacity of President and Chief Executive Officer of the Company, subject to the control and direction of the Company's Board of Directors (the "Board of Directors").

                     1.2 Duties/Authority. The Executive shall have responsibility for the conduct of the business and fiscal affairs of the Company and the general supervision of and control over the properties, business interests, and agents of the Company, in each case subject to the control and direction of the Board of Directors. The Executive's duties hereunder shall be consistent with the duties, responsibilities, and authority generally recognized for the offices of Chief Executive Officer and President.

               2. Term of Employment. The term of the Executive's employment under this Agreement (the "Term") shall continue beginning on the Restatement Date and ending on December 31, 2006, unless sooner terminated as provided herein.

               3.  Compensation.

                     3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive a salary of $465,000 per annum (the "Base Salary"), payable not less frequently than monthly, less such amounts as shall be required to be withheld by applicable law and regulations. During the Term, the Executive's Base Salary will be reviewed annually by the Compensation Committee of the Board of Directors and may be adjusted upward (but not downward) to reflect the Executive's performance and responsibilities.

                     3.2 Special Bonus. The Company shall pay the Executive a cash bonus in respect of each year during the Term (a "Special Bonus"), provided that on each payment date the Executive continues to be employed by the Company, as follows: (i) on January 1, 2003, the Company shall pay the Executive a cash bonus of $250,000; (ii) on January 1, 2004, the Company shall pay the Executive a cash bonus of $250,000; (iii) on January 1, 2005, the Company shall pay the Executive a cash bonus of $250,000; and (iv) on January 1, 2006, the Company shall pay the Executive a cash bonus of $250,000. Each Special Bonus payment shall be reduced by such amounts as shall be required to be withheld by applicable law and regulations.


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

                     3.3 Annual Bonus. Pursuant to the Monro Muffler Brake, Inc. Management Incentive Compensation Plan (as such plan may be amended or replaced from time to time, the "Bonus Plan"), the Company shall pay the Executive, within 120 days of its fiscal year end, a bonus in respect of each year during the Term of 60% (90% for bonuses related to fiscal years 2004 and later) of Base Salary if the Company achieves its performance targets set by the Committee (as defined under the Bonus Plan) with respect to such years, increased up to a maximum of 120% (150% for bonuses related to fiscal years 2004 and later) of Base Salary if the Company exceeds such performance targets by amounts to be determined by the Committee (the "Annual Bonus"), less such amounts as shall be required to be withheld by applicable law and regulations. If this Agreement terminates other than at the end of a fiscal year and if the Executive is entitled to a pro rata bonus for such partial year pursuant to
Section 5.5, such pro rata bonus shall be equal to the bonus the Executive would have received under the Bonus Plan had he been employed by the Company for the entire fiscal year multiplied by a fraction the numerator of which shall be the number of days during such fiscal year he was so employed and the denominator of which shall be 365. The Annual Bonus shall, in all respects, be subject to the terms of the Bonus Plan.

                     3.4 Participation in Employee Benefit Plans. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program (including either coverage thereunder for his wife notwithstanding any pre-existing condition or separate reimbursement of his wife's medical expenses by the Company), or any pension plan or similar benefit plan of the Company, which is available generally to other senior executives of the Company.

                     3.5 Expenses. Subject to such policies generally applicable to senior executives of the Company, as may from time to time be established by the Board of Directors, the Company shall pay or reimburse the Executive for all reasonable expenses (including travel expenses) actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement ("Expenses") upon presentation of expense statements or vouchers or such other supporting information as it may require.

                     3.6 Vacation. The Executive shall be entitled to such amount of vacation which is available generally to other senior executives of the Company; provided, however, that in no event shall the Executive be entitled to less than three weeks of vacation in each fiscal year during the Term.

                     3.7    Stock Options.

                                (a)     Pursuant to the Employment Agreement,
the Executive was granted under the 1989 Monro Muffler Brake Employees' Incentive Stock Option Plan (the "1989 Stock Option Plan") incentive stock options (the "ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase 225,000 shares of the Company's common stock. The ISOs have an exercise price equal to the fair market value of the Company's common stock on the date of grant and have a 10 year term. The portion of the ISOs to purchase 162,348 shares of the Company's common stock has vested pursuant to the terms of the Employment Agreement. The portion of the ISOs to purchase 49,848 shares of the Company's common stock shall vest and become exercisable on December 1, 2002, and the portion of the ISOs to purchase the remaining 12,804 shares of the Company's common stock shall vest and become exercisable on January 1, 2003, provided that on each such date the Executive continues to be employed by the Company. The parties expressly acknowledge that the terms of this paragraph (a), including without limitation the vesting schedule of the ISOs, have not been modified as of the Restatement Date.

                                (b)     Pursuant to the Employment Agreement,
the Executive was granted under the Monro Muffler Brake, Inc. 1998 Stock Option Plan (the "1998 Stock Option Plan," together with the 1989 Stock Option Plan, the "Plans") non-qualified stock options (the "Prior NSOs") to purchase 200,000 shares of the Company's common stock. The Prior NSOs have an exercise price equal to the fair market value of the Company's common stock on the date of grant and shall have a 10 year term. The Prior NSOs have vested pursuant to the terms of the Employment Agreement.

                                (c)     As of the Restatement Date, the
Executive shall be granted under the 1998 Stock Option Plan non-qualified stock options (the "New NSOs," together with the Prior NSOs, the "NSOs") to purchase 80,000 shares of the Company's common stock. The New NSOs shall have an exercise price equal to the fair market value of the Company's common stock on the Restatement Date and shall have a 10 year term. The New NSOs shall be fully vested and exercisable as of the date of grant.

                                (d)     Notwithstanding the foregoing, the ISOs
and NSOs granted pursuant to this Agreement shall, in all respects, be subject to the terms of, and are intended to conform in all respects with, the applicable Plan under which they are granted. Inconsistencies between this Agreement and the Plan shall be resolved according to the terms of the Plan.


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                     3.8    Additional Benefits. The Executive shall be entitled
to the use of an automobile comparable to that provided to other senior executives in connection with the rendering of services to the Company pursuant to this Agreement, together with reimbursement for all gas, maintenance, insurance and repairs required by reason of his use of such vehicle.

               4.  Stock Purchase.

                     (a) Pursuant to the Employment Agreement, between December 1998 and January 1999, the Executive purchased, in the open market, 100,000 shares of Company common stock (the "Shares").

                     (b) In connection with the purchase of the Shares, the Executive paid the amount equal to the purchase price necessary for the purchase of the first 25,000 shares (the "Out-of-Pocket Sum"). Pursuant to a Secured Note Agreement between the Company and the Executive, amended and restated as of February 16, 1999, the Company lent to the Executive, on a full-recourse basis, on December 14, 1998 and December 29, 1998, the balance required for the purchase of the remaining 75,000 Shares above the Out-of-Pocket Sum (the "Loan"). The Loan is due and payable by the Executive, with such payment made in cash, in five annual installments, each equaling 20% of the principal amount of the Loan (the "Installment Payments"), with all accrued interest and other charges due and payable on the fifth anniversary of the date of the Loan; provided, however, that if the Executive is employed with the Company pursuant to this Agreement at the time any Installment Payment is due, such Installment Payment shall be forgiven by the Company.

                     (c) The parties expressly acknowledge that the terms of this Section 4, including without limitation any terms pertaining to the Loan, have not been modified as of the Restatement Date, and no renewal or extension of the Loan has been effectuated.

               5.  Termination.

                     5.1 Termination Upon Death. If the Executive dies during the Term, this Agreement shall terminate and the Executive's estate or beneficiaries, as applicable, shall receive a lump sum amount equal to (i) the lesser of (A) one year's Base Salary as in effect as of the date of termination, or (B) the amount of Base Salary that would have been payable to the Executive from the date of death through December 31, 2006; plus (ii) any Special Bonus payments not yet received during the Term as of the date of death.

                     5.2 Termination Upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period or periods aggregating 90 days during any twelve month period, the Company may at any time after such 90th day of disability, by written notice to the Executive, terminate the Term of the Executive's employment hereunder and the Executive shall receive (i) his Base Salary, payable in accordance with the provisions of Section 3.1 hereof, until the earlier of (A) one year from the date of such termination or (B) December 31, 2006; and (ii) any Special Bonus payments not yet received during the Term as of the date of disability, payable in accordance with the provisions of
Section 3.2 hereof on January 1st of each applicable year.

                     5.3 Termination for Cause. The Company may at any time, by written notice to the Executive, terminate the Term of the Executive's employment hereunder for Cause and the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of such notice, except for the payment of any Base Salary earned, and any Expenses incurred but not yet paid to the Executive and benefits in accordance with
Section 5.5 hereof. For purposes hereof, the term "Cause" shall mean: (a) conviction of, or a plea of nolo contendere or guilty by, the Executive for any crime constituting a felony in the jurisdiction in which committed or for any other criminal act against the Company; (b) failure or refusal of the Executive in any material respect (i) to perform the duties of his employment or to follow the lawful and proper directives of the Board of Directors, provided such duties or directives are consistent with this Agreement and such duties or directives have been given to the Executive in writing, or (ii) to comply with the reasonable and substantial written policies, practices, standards or regulations of the Company as may be established from time to time, if such failure or refusal under either clause (i) or clause (ii) continues uncured for a period of 10 days after written notice thereof, specifying the nature of such failure or refusal and requesting that it be cured, is given by the Company to the Executive; (c) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the Company, its business or reputation or of improperly or unlawfully converting for the Executive's own personal benefit any property of the Company; or (d) any violation or breach of the provisions of Section 7 of this Agreement.


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                     5.4    Termination Without Cause. During the Term, the
Company may terminate the Executive's employment without Cause upon 10 days' written notice. If the Company terminates the Executive's employment without Cause, the Executive shall receive (i) his Base Salary, payable in accordance with the provisions of Section 3.1 hereof, until one year from the date of such termination; and (ii) any Special Bonus payments not yet received during the Term as of the date of termination, payable in accordance with the provisions of
Section 3.2 hereof on January 1st of each applicable year.

                     5.5 Benefits upon Termination. Notwithstanding termination of this Agreement pursuant to Section 5.1 or 5.2, the Executive shall continue to be entitled to compensation and benefits accrued through the date of death or disability as the case may be. Except as provided in Section 6 hereof or as set forth in Sections 5.1, 5.2 and 5.4 with respect to the Executive's entitlement to any Special Bonus, all of the Executive's rights to bonuses and fringe benefits accruing after any termination of this Agreement, if any, shall cease upon such termination; provided, however, that (i) the Executive shall be entitled to any amounts payable to the Executive under any Company profit sharing or other employee benefit plan up to the date of termination; (ii) nothing contained in this Agreement is intended to limit or otherwise restrict the availability of any benefits to the Executive required to be provided pursuant to Section 4980B of the Code; and (iii) if the employment of the Executive terminates pursuant to Section 5.1, 5.2 or 5.4, he shall be entitled to (A) a pro rata bonus under the Bonus Plan in respect of such year as provided in Section 3.3 (unless such termination occurs at the end of a fiscal year) and (B) the Annual Bonus for the year prior to the year in which the Executive is terminated, to the extent not yet paid.

               6.  Change in Control.

                     (d) In the event of the occurrence of a Change in Control of the Company, the Executive shall remain employed by the Company, pursuant to the terms and conditions of this Agreement. Notwithstanding anything contained in Section 5.4 to the contrary, if, after the Change in Control, the Executive's employment is terminated without Cause or the Executive resigns following a material diminution in his duties as set forth in Section 1.2 of this Agreement, then the Executive shall continue to receive his Base Salary for the remainder of the Term. In addition, upon the occurrence of a Change in Control, the Executive shall receive a lump sum amount equal to any Special Bonus payments not yet received during the Term as of the date of such Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following: (i) any person who is not an "affiliate" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company as of the date of this Agreement becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding securities of the Company except pursuant to a public offering of securities of the Company; (ii) the sale of the Company substantially as an entirety (whether by sale of stock, sale of assets, merger, consolidation, or otherwise) to a person who is not an affiliate of the Company as of the date of this Agreement; or (iii) there occurs a merger, consolidation or other reorganization of the Company with a person who is not an affiliate of the Company as of the date of this Agreement, and in which the Company is not the surviving entity.

                     (e) If it is determined by the Company, or by the Internal Revenue Service (the "IRS") pursuant to an IRS audit of the Executive's federal income tax return(s) (an "Audit"), that any payment or benefit provided to the Executive under this Agreement as a result of a Change in Control of the Company occurring prior to February 1, 2004 would be subject to the excise tax imposed by Section 4999 of the Code (an "Excess Parachute Payment"), or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the "Excise Tax"), then the Company shall pay (either directly to the IRS as tax withholdings or to the Executive as a reimbursement of any amount of taxes, interest and penalties paid by the Executive to the IRS) both the Excise Tax and an additional cash payment (a "Gross-Up Payment") in an amount that will place the Executive in the same after-tax economic position that the Executive would have enjoyed if the payment or benefit had not been subject to the Excise Tax. The amount of the Gross-Up Payment shall be calculated by the Company's regular independent auditors based on the amount of the Excise Tax paid by the Company as determined by the Company or the IRS. If the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by the Company, the Company's auditors shall recalculate the amount of the Gross-Up Payment. The Executive shall promptly notify the Company of any IRS assertion during an Audit that an Excise Tax is due with respect to any payment or benefit, provided that the Executive shall be under no obligation to defend against such claim by the IRS unless the Company requests, in writing, that the Executive undertake the defense of such IRS claim on behalf of the Company and at the Company's sole expense. In such event, the Company may elect to control the conduct to a final determination through counsel of it own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and the Executive shall not settle, compromise or concede such asserted Excise Tax and shall cooperate with the Company in each phase of any contest. Notwithstanding the foregoing, the Company shall have no obligation to make a Gross-Up Payment to the Executive with respect to any Excess Parachute Payment or Excise Taxes relating to a Change in Control of the Company that occurs on or after February 1, 2004.


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               7.  Non-Competition and Confidentiality.

                     7.1 Non-Disclosure. The Executive will not, during the period of the Executive's employment with the Company or at any time thereafter, regardless of the reason for the cessation of the Executive's employment: (i) use any Confidential Information for the Executive's own benefit or for the benefit of any person or entity other than the Company; (ii) disclose to any person or entity any Confidential Information; or (iii) remove from the Company's premises or make copies of any Confidential Information, in any form; except, in each case, as may be required within the scope of the Executive's duties during the Executive's employment by the Company. Upon termination of the Executive's employment, or at any such time as the Company may request, the Executive will deliver to the Company all copies in the Executive's possession of any Confidential Information, in any form. The Executive will not at any time assert any rights as against the Company in or with respect to any Confidential Information.


                               For purposes of this Agreement, "Confidential
Information" means any and all technical, research, operational, manufacturing, marketing, sales and financial information, customer lists and trade secrets of the Company or of any vendor, supplier, distributor or customer of the Company, regardless of how acquired or developed by the Company or any such vendor, supplier, distributor or customer, concerning any of their respective businesses. Confidential Information does not include information, knowledge or data which the Executive can prove was in the Executive's possession prior to the commencement of the Executive's employment with the Company or information, knowledge or data which was or is in the public domain by reason other than the wrongful acts of the Executive.

                     7.2 Non-Competition. The Executive will not, during the period of the Executive's employment with the Company, and for (i) a period of two years after the termination of the Executive's employment with the Company for any reason other than termination by the Company without Cause, or (ii) if for termination by the Company without Cause, for the period he continues to receive his Base Salary pursuant to Section 5.4, directly or indirectly, on the Executive's behalf or on behalf of any other person or entity, in any way, whether as an individual proprietor, partner, stockholder, officer, employee, consultant, director, joint venturer, investor, lender (other than as an employee of a bank or other financial institution) or in any other capacity with any entity materially engaged in the business of the Company, compete within the territory served, or contemplated to be entered, by the Company on the date of such termination of employment. Nothing contained herein shall be construed as preventing the Executive from owning beneficially or of record not more than five percent (5%) of the outstanding equity security of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market. The business of the Company shall be defined to include the undercar service and repair of automobile and light truck brake, exhaust and suspension systems, and related activities.

                     7.3 Non-Solicitation of Employees. The Executive will not, during the period of the Executive's employment with the Company, and for a period of two years after the termination of the Executive's employment with the Company for any reason, directly or indirectly, recruit, solicit or otherwise induce or attempt to induce any employee of the Company to leave the employment of the Company, nor hire any such employee at any enterprise with which the Executive is then affiliated.

                     7.4 Enforceability of Provisions. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

                     7.5 Remedy for Breach. The Executive hereby acknowledges that the provisions of this paragraph 7 are reasonable and necessary for the protection of the Company and its respective subsidiaries and affiliates. In addition, the Executive further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants. In addition, and without limiting the Company's other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.4 of this Agreement.


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               8.  Executive Representations.

                     (a) The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity; (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms; and (iv) the Executive is under no physical or mental disability that would hinder him in the performance of his duties hereunder.

                     (b) The Executive shall indemnify and hold harmless the Company from and against any and all claims, liabilities, damages and reasonable costs of defense and investigation arising out of any breach or inaccuracy in any of the foregoing representations and warranties.

               9.  Other Provisions.

                     9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, as follows:


                            (a)    if to the Company, to it at:

                                   Monro Muffler Brake, Inc.
                                   200 Holleder Parkway
                                   Rochester, New York 14615
                                   Attention: Compensation Committee

                            (b)    if to the Executive, to him at:

                                   37 Whitestone Lane
                                   Rochester, New York 14618

                     9.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                     9.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                     9.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within such state. The courts of New York and the United States District Courts for New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement.

                     9.5 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and permitted assigns and upon the Executive and his heirs, executors, legal representatives, successors and permitted assigns. However, neither party may voluntarily assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without the prior written consent of the other party, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void without effect.


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                     9.6    Counterparts. This Agreement may be executed in two
counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

                     9.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                     9.8 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date first above written.



                                 Monro Muffler Brake, Inc.


                                 By: /s/ Robert W. August
                                     ---------------------------------------

                                 Name:Robert W. August
                                      --------------------------------------

                                 Title: Sr. Vice President and and Secretary
                                       -------------------------------------


                                 /s/ Robert G. Gross
                                 -------------------------------------------
                                 Robert G. Gross




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